UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
       SCHOONMAKER, PETER G.

       1746 MEADOWLARK LN
       SHERIDAN,  WY   82501
    USA
2. Issuer Name and Ticker or Trading Symbol
       U.S. ENERGY CORP.
       (USEG)
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
    November 15, 2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner ( ) Officer (give title below) (X) Other (specify below)
    PRINCIPAL OFFICER OF MAJOR SUBSIDIARY
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
  $.01 Par Value Common Sto|11/15/|G   | |2,500             |D  |NIL        |9,500              |D     |                           |
ck                         |02    |    | |                  |   |           |                   |      |                           |
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  $.01 Par Value Common Sto|N/A   |    | |NONE              |   |N/A        |1,000              |I (a) |Custodial                  |
ck                         |      |    | |                  |   |           |                   |      |                           |
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  $.01 Par Value Common Sto|N/A   |    | |NONE              |   |N/A        |17,728             |I (b) |ESOP Benef.                |
ck                         |      |    | |                  |   |           |                   |      |                           |
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  $.01 Par Value Common Sto|N/A   |    | |NONE              |   |N/A        |170,156            |I (c) |Relatives' ESOP            |
ck                         |      |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
 Stock Option (Right t|$2.00/sh|N/A  |    | |           |   |12/04|09/25|Common Stock|25,000 |       |25,000      |D  |            |
o Buy) (d)            |        |     |    | |           |   |/98  |/08  |            |       |       |            |   |            |
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 Stock Option (Right t|$2.40/sh|N/A  |    | |           |   |01/10|01/09|Common Stock|71,900 |       |71,900      |D  |            |
o Buy) (d)            |        |     |    | |           |   |/01  |/11  |            |       |       |            |   |            |
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 Stock Option (Right t|$3.90/sh|N/A  |    | |           |   |12/07|12/06|Common Stock|100,000|       |100,000     |D  |            |
o Buy) (e)            |        |     |    | |           |   |/01  |/11  |            |       |       |            |   |            |
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 Stock Option (Right t|$2.25/sh|N/A  |    | |           |   |08/08|12/06|Common Stock|97,000 |       |97,000      |D  |            |
o Buy) (e)            |        |     |    | |           |   |/02  |/11  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
Attachment to Form 4 dated November 20,
2002
(a) Consists of shares indirectly held by the Reporting Person as Custodian for his minor child under the Wyoming
Uniform Transfers to Minors Act. The Reporting Person disclaims beneficial and pecuniary interest in these shares.
(b) Consists of shares held in the U.S. Energy Corp. Employee Stock Ownership Plan ("ESOP") in an account established for the benefit of the Reporting
Person.
(c) Consists of shares held in ESOP accounts established to benefit members of the Reporting Person's
"immediate family," as that term is defined in Rule 16a-1(e), in accordance with Rule 16a-8(b)(2). The Reporting
Person disclaims beneficial and pecuniary interest in these
shares.
(d) Stock options granted under the Issuer's 1998 Incentive Stock Option Plan, and exempt under Rule 16b-3.
(e) Stock options granted under the Issuer's 2001 Incentive Stock Option Plan, and exempt under Rule 16b-3.
SIGNATURE OF REPORTING PERSON
  /s/  PETER G. SCHOONMAKER
DATE
  November 20,  2002